Ruskin Moscou Faltischek, P.C.
1425 RXR Plaza
Uniondale, NY  11556

                                                               September 13, 2011

United States
Securities and Exchange Commission
Washington, D.C.  20549

                Re:    CMSF Corp.
                                                                          Form 8-K
          Filed August 11, 2011
                  File No. 033-64534-LA

Gentlemen:

This is written in response to your comment letter dated September 7, 2011.

We are not providing a detailed response at this time, but will do so in conjunction with the filing of the First Amendment.  We anticipate this will take place on or before September 30, 2011.  If there is a change, we will advise of the same.

                                                           Sincerely,

                                                           /s/ Stuart M. Sieger

                                                           STUART M. SIEGER
                                                           For the Firm

Contact Information:

Stuart M. Sieger
Tel: (516) 663-6546
Email:  ssieger@rmfpc.com